Exhibit 10.42

Chief Executive Officer Special Performance Award
Opportunity — Parameter Document

Purpose

The Compensation and Human Resources Committee (CHRC) and other non-employee members of the Board of Directors (Outside Directors) of Freddie Mac approved the establishment of a special, one-time cash performance award opportunity for its Chief Executive Officer, Richard Syron. The award opportunity was designed to provide additional incentive and recognition for the completion of key tasks over the 29 month-period starting June 1, 2007 through September 30, 2009. These key tasks are beyond the performance measures established by the 2007 Scorecard used for the corporate annual incentive plan. This award is consistent with our pay-for-performance philosophy, which requires the demonstration and evaluation of performance prior to payment.

Timing of Award

This award will be based on performance over the 29-month period starting June 1, 2007 through September 30, 2009. The performance determination will be approved by the CHRC at a meeting in the third quarter of 2009 after considering the views of the Outside Directors. The actual payment, if any, will be made as soon as administratively practicable following the determination of performance (see below) but no later than October 31, 2009.

Main Design Provisions

The maximum award is $6,000,000 and the specific award amount will be determined by the CHRC, in its sole discretion, based on a reasonable relationship to the number and relative significance and/or strategic value of “Performance Milestones” (described below) that the Company achieves either in whole or part. In determining the award amount, the CHRC shall obtain and consider the view of the Outside Directors. The CHRC will also consider Mr. Syron’s actual compensation under Freddie Mac’s standard annual compensation program during the performance period, and how it compares to the compensation of Chief Executive Officers in the Comparator Group.

The amount of the actual award will range from $0 to $6 million, with no guarantee that any payment will be made.

	Award Size
Payout Level	as % of Target	Description

Minimum	0%	No milestones achieved
	1% - 99%	Some, but not all milestones are achieved in whole or part as described above.
Maximum	100%	All milestones achieved

Performance Milestones

The performance milestones which shall be measured from June 2007 through September 2009 are:

(Note: Information/data listed in parentheses following certain measures are the type of information, both objective and subjective, which the CHRC will take into consideration in determining whether the milestone has been achieved.)

• Remediate all material weaknesses and significant deficiencies disclosed in 2006 annual report dated March 23, 2007.

• Return to timely and sustainable financial reporting with the expectation that we will achieve Sox 404(a) compliance (with the issuance of our 2009 financial statements and substantial completion of each element of the Comprehensive Plan listed in the material presented to the Governance, Nominating and Risk Oversight Committee on September 6, 2007).

• Make material improvements in the information technology infrastructure. (Sustained and reliable operation of IT General Controls, remediation of all technology-related material weaknesses and significant deficiencies, consistent application of SDLC, progress on the development of mortgage conduit for distributing credit risk exceeding the company’s risk profile, completion of systems work necessary to support SEC registrant reporting, timely completion of major system projects as reported from time to time to the Mission, Sourcing and Technology Committee, improving ability of legacy systems to interface easily with external, third-party IT solutions.)

• Complete SEC registration and become an SEC reporting company.

• Manage a smooth Chief Executive Officer succession process. (Quality of the CEO search process, speed and success of integrating the new CEO into the company’s management team, success in transitioning day-to-day business operations responsibilities to the new CEO.)

• Substantially enhance the leadership strength of Freddie Mac’s executive team and the Board. Enhance the level of alignment and collaboration within both Freddie Mac’s executive team and the Board. (Increase in ready-now candidates for Tier 1-3 critical succession roles, increase success in filling critical succession roles with internal candidates, increase representation of minority and female officers, success expanding key experience/competency needs when new Board members are selected.)

• Position the company to be more proactive in its ability to identify and respond to new Mission needs and capital market changes and execute on those opportunities that enhance our housing mission and long-term shareholder value. (Success aligning the company’s efforts to improve its financial performance consistent with our mission, success helping shape the new affordable housing goals to focus on delivering housing opportunity directly to our Mission constituents, success developing and delivering to market viable, non-predatory sub-prime loan products, providing liquidity, affordability and stability to residential mortgage markets.)

• Demonstrate substantial progress toward imbedding a pay-for-performance culture. (Increasing the level of bonus differentiation versus 2005 results, maintaining an appropriate distribution of performance ratings that aligns with business performance, maintaining bonus payouts linked directly to actual performance against annual Scorecard, utilizing performance features in multiple elements of the pay structure for executive officers.)

• Demonstrate substantial progress in managing the company within the current and future legislative and regulatory framework. (Informing regulators, Congress and industry groups on the impact of proposed legislative and regulatory actions on the GSEs and providing constructive solutions to respond to legislative and regulatory changes and concerns; addressing concerns raised by Congress, regulators and industry groups regarding how GSEs fulfill their mission as well as concerns regarding potential safety and soundness issues; achieving compliance with the rules and standards under which the GSEs will operate.)

• Achieve meaningful enhancement of shareholder economic value. (Determining appropriate metrics to measure fair value; year-over-year adjusted GAAP results; return on capital; changes in market share; credit performance; quality and effectiveness of profitability measures.)

The accomplishment of most or all of these milestones would result in a dramatic transformation of the company as compared to its position in late 2003, when Mr. Syron assumed leadership.

The Compensation and Human Resources Committee of the Board is responsible to exercise its judgment at the end of the performance period in a responsible and deliberate fashion to assess all relevant information, including the information outlined above, to determine the extent to which the performance milestones have been achieved in whole or part (as defined above), in deciding what amount, if any, of the award opportunity should be paid.

Form of Award

The award will be paid in cash.

Termination Provisions

This is a special award intended to recognize the achievement of specific performance criteria prior to September 30, 2009. Freddie Mac’s normal plan termination provisions do not apply to this opportunity. In the event of death, disability or involuntary termination by Freddie Mac without cause or termination by Mr. Syron for Good Reason (as such term is defined in Mr. Syron’s Employment Agreement), the entire award will be forfeited unless the CHRC, in its sole discretion, determines that some or all of the performance milestones had been achieved prior to the event of death, disability, or involuntary termination by Freddie Mac without cause or termination by Mr. Syron for Good Reason. In determining whether any of the performance milestones were achieved, the CHRC shall obtain and consider the view of the Outside Directors. In the event of termination by Freddie Mac for cause or voluntary termination by Mr. Syron other than for Good Reason, the entire award will be forfeited.

Additional Design Features

The award will not be considered “earnings” or “base salary” for purposes of any bonus or short-term incentive program calculations or for calculating any qualified or nonqualified retirement or retirement-related benefit provided by Freddie Mac. The award is subject to the conditions outlined in the Amendment to the Employment Agreement between Federal Home Loan Mortgage Corporation and Richard F. Syron dated December 6, 2003.

The award will not be eligible for a deferral opportunity.

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